                                                                       EX-99.j.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this  Registration  Statement of
UMB Scout Funds on Form N-1A of our reports  dated July 27, 2006,  on our audits of  the  financial  statements  and  financial  highlights  of UMB  Scout  Funds
(comprising  of the UMB Scout Stock Fund, UMB Scout Growth Fund, UMB Scout Small
Cap Fund, UMB Scout  WorldWide Fund, UMB Scout Bond Fund, UMB Scout Money Market
Fund (Federal and Prime Portfolios),  and UMB Scout Tax-Free Money Market Fund),
as of June 30, 2006, and for each of the years ended June 30, 2006, which report is incorporated by reference into this Registration  Statement.  We also consent to the reference to our firm under the heading "Financial  Statements" appearing in the Statement of Additional  Information,  which is part of this Registration
Statement.

/s/ BKD, LLP
Houston, Texas
July 13, 2007